Exhibit 99.1

October 7, 2010

Cytori Therapeutics Proposes Common Stock Public Offering

Cytori Therapeutics, Inc. (NASDAQ: CYTX) today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. The offering is subject to market conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. Jefferies & Company, Inc. is acting as sole book-running manager for the offering.

The securities described above are being offered by Cytori pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (“SEC”) on February 11, 2009. A preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Equity Syndicate Prospectus Department, Jefferies & Company, 520 Madison Avenue, 12th Floor, New York, NY, 10022, at 877-547-6340, and at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Cytori

Cytori develops and commercializes medical technologies that enable the practice of regenerative medicine.

This press release includes forward-looking statements regarding future events and expectations, in particular Cytori’s intention to publicly offer shares of its common stock. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control, including risks and uncertainties relating to the pricing and completion of the contemplated offering of common stock, market conditions, and the Company’s ability to fulfill required closing conditions. For additional disclosure regarding these and other risks faced by Cytori Therapeutics, including but not limited to uncertainties inherent in transitioning from a research and development-stage company to a commercial-stage organization, funding multiple clinical trials, a history of operating losses, regulatory uncertainties, dependence on third party performance, and maintaining sufficient capital resources, refer to and carefully review the section titled “Risk Factors” in Cytori’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2009 and subsequent quarterly reports on Form 10-Q as well as in the preliminary prospectus supplement related to the proposed offering to be filed with the SEC. Cytori assumes no responsibility to update or revise any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this press release.

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